TRINET GROUP, INC.
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement”) is entered into by and between RICHARD BECKERT (the “Executive,” "you" or “your”) and TriNet Group, Inc., a Delaware corporation (the "Company"), on March 31, 2017. This Agreement amends, supersedes and terminates any and all prior agreements with respect to your employment terms and severance benefits, without limitation, including but not limited to, any oral or written offers, agreements or summaries of employment terms (the "Previous Agreements"), and no benefits of any sort shall be paid under said Previous Agreements.

1.	EMPLOYMENT BY THE COMPANY

1.1 Title and Responsibilities. Subject to the terms set forth herein, and effective on the date on which you commence your employment with the Company (the “Effective Date”), you will be employed as the Senior Vice President, Finance, of the Company and you will report to the Chief Executive Officer. Effective immediately following the filing of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2017 with the U.S. Securities and Exchange Commission, you will be employed as the Senior Vice President, Chief Financial Officer, of the Company and you will continue to report to the Chief Executive Officer. During your employment with the Company, you will devote your best efforts and substantially all of your business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company's general employment policies) to the business of the Company. Within this relationship, you shall be expected to perform those duties the Company requires, within the bounds of its policies and the law, to the highest professional and ethical standards. Notwithstanding the foregoing, it is acknowledged and agreed that you may engage in civic and not-for-profit activities and/or serve on the boards of directors of noncompetitive private or public companies; provided, in each case that such activities do not materially interfere with the performance of your duties hereunder and prior approval is obtained from the Chief Legal Officer of the Company.
1.2 At-Will Employment. Your relationship with the Company is at-will. The Company will have the right to terminate this Agreement and your employment with the Company at any time with or without cause, and with or without advance notice. In addition, the Company retains the discretion to modify the terms of your employment, including but not limited to position, duties, reporting relationship, office location, compensation, and benefits, at any time. Your at-will employment relationship may only be changed in a written agreement approved by the Board and signed by you and a member of the Board (or a duly authorized officer of the Company). You also may be removed from any position you hold in the manner specified by the Bylaws of the Company and applicable law.
1.3 Company Employment Policies. The employment relationship between the parties will be governed by the general employment policies and procedures of the Company, including those relating to the protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or procedures, this Agreement will control.

2.	COMPENSATION.

2.1     Base Salary. Commencing on the Effective Date, you will earn a starting base salary at an annualized rate of Five Hundred Thousand Dollars ($500,000.00), payable semi-monthly on the Company’s standard payroll dates, less any payroll deductions and all required taxes and withholdings. You will be considered for annual adjustments in base salary in accordance with Company policy and subject to review and approval by the Compensation Committee of the Board (the "Committee"). This is a full-time, exempt position and you are expected to work the Company’s normal business hours and such additional time as may be required by the nature of your work assignments (for which you will not be eligible for overtime compensation).

2.2 Equity Awards. The parties agree that, in exchange for acceptance of the offer of employment and the execution of this Agreement, after the Effective Date, the Chief Executive Officer will recommend to the Committee an equity grant in the value of Three Million Dollars ($3,000,000.00) of which 50% will be comprised of time-vested restricted stock units (“RSUs) and 50% performance-vested Restricted stock units (“PSUs”) to be settled in shares of the Company’s Common Stock (the “Equity Award”). Said Equity Award shall be made pursuant to the Company's standard forms and agreements. The RSUs shall be subject to the Company's standard four-year vesting schedule for new hires, 1/4th of the total shares subject to the RSU Award (rounded down to the nearest whole share) shall vest on the first anniversary of the date of the grant, and thereafter 1/16th of the total shares subject to the RSU Award (rounded down to the nearest whole share, except for the last vesting installment) shall vest on the 15th day of the second month of each calendar quarter after such first anniversary. The PSUs shall be measured using metrics approved by the Committee using a one-year performance period (January 1, 2017 to December 31, 2017), with 50% of any earned PSUs vesting on December 31, 2018, and the remaining 50% of any earned PSUs vesting on December 31, 2019. The Equity Award will be subject to the terms and conditions of the Company's equity incentive plan and the grant agreements, in each case conditioned on the recipient’s Continuous Service (as defined in the Company’s equity incentive plan) through each such vesting date. Approval of the recommendation of the Equity Award is in the sole and unreviewable discretion of the Board and/or the Committee.

2.3 Target Variable Compensation. Each year, you will be eligible to earn an annual performance-based variable compensation amount based on the achievement of corporate and individual performance goals established by the Company and subject to approval by the Committee, with the target amount for such variable compensation established in the Company's annual executive incentive compensation plan (the “Target Variable Compensation"). For 2017, your Target Variable Compensation is one hundred percent (100%) of your base compensation, or Five Hundred Thousand Dollars ($500,000.00), and will be prorated based on your actual service period for the year. Achievement against goals and the actual amount of the Target Variable Compensation earned will be determined by the Company, in its sole discretion, and will be subject to the approval of the Committee. You must remain an active employee throughout the full-time period for which the Target Variable Compensation is paid, and for which time period the Company and the Committee assesses performance and the related compensation amounts, and you must be employed and in good standing on the date of Target Variable Compensation distribution, in order to earn and be paid any such compensation amount. Any earned Target Variable Compensation, shall be paid within thirty (30) days following its determination and approval by the Committee.

2.4     Company Benefits.

(a)     Standard Company Benefits.     You will be eligible to participate in the Company's standard employee benefits plans that are available to employees generally, as in effect from time to time, subject to the terms and conditions of such plans.

(b)     Financial Planning and Tax Services. The Company will reimburse you for up to Ten Thousand Dollars ($10,000.00) annually for reasonable financial planning and/or income tax services, subject in each case to applicable tax withholdings and submission of the necessary receipts within thirty (30) days after the incurrence of the expense.

(c)     Relocation Assistance. You will initially be located in our office at 1100 San Leandro Blvd. San Leandro, California, through at least April 30, 2018. Until April 30, 2018, you will be entitled to a monthly stipend of $3,000.00, net of taxes, in order to secure temporary living accommodations through April 30, 2018. You will also be entitled to be reimbursed for airfare for your spouse to travel from your home in Ridgefield, CT to the San Francisco Bay Area once every three-month period from your start date until April 18, 2018. Prior to April 30, 2018, the Chief Executive Officer will consult with you and make a business determination as to the most suitable location for your continued employment (the “Designated Location”) and, if necessary, you will relocate to the Designated Location no later than September 1, 2018. If the Designated Location is more than 50 miles from Ridgefield, CT, you will be eligible to reimburse (A) reasonable travel expenses for one trip for you and your spouse from Ridgefield, CT to the San Francisco Bay Area to locate and make arrangements for alternative housing and (B) additional verified relocation expenses of up to $100,000.00, less any applicable payroll deductions and all required taxes and withholdings. Relocation expenses generally include shipment of household items, reasonable travel to locate new housing, and similar expenses. You will be responsible for any taxes associated with payment to you of any such reimbursements. In the event that you either (x) fail to relocate to the Designated Location by September 1, 2018, or (y) voluntarily terminate your employment with the Company within one year of your relocation to the Designated Location, you will be responsible for immediate repayment in full to the company for any relocation assistance amounts previously reimbursed to you by the Company. In the event that it is determined that you do not need to relocate from your current place of residence to the Designated Location, no reimbursement or other payments related to relocation will be made hereunder. You may be required to travel periodically as may otherwise be required by the nature of your work assignments, including periodic CEO staff meetings, for which you will be reimbursed for reasonable travel expenses in accordance with the Company’s current Employee Travel and Expense Policy.

(d)     Severance Benefits. On the Effective Date, you will be eligible to participate in the TriNet Group, Inc. Severance Benefit Plan (the “Severance Plan”), a copy of which is attached hereto as Annex A, which shall be the only severance benefits from the Company to which the Executive shall be entitled. In order to receive any severance benefits under the Severance Plan, you are required to return a signed copy of the Participation Notice, which is attached as Exhibit A to the Severance Plan, to the Chief Legal Officer. For the abundance of clarity, the definition of “Resignation for Good Reason” under the Severance Plan shall be deemed to include any change in your line of reporting line to anyone other than the Chief Executive Officer or Chairman of the Board.

2.5 Expense Reimbursements. For the avoidance of doubt, to the extent that any reimbursements payable by the Company to you under this Agreement or otherwise are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement will not be subject to liquidation or exchange for another benefit.

3. CONFIDENTIAL INFORMATION. As a condition of your continued employment, you must sign and comply with the Proprietary Information and Invention Agreement (the "Proprietary Information Agreement") attached hereto as Annex B.

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IN WITNESS WHEREOF, the parties have executed this employment agreement effective as of the Effective Date, which shall be no later than 5:00 p.m., Pacific Time, on March 31, 2017.

TRINET GROUP, INC.

_/s/ Burton M. Goldfield_______________________________

BURTON M. GOLDFIELD
President & Chief Executive Officer

EXECUTIVE

_/s/ Richard Beckert_______________________________
RICHARD BECKERT

ANNEX A

TRINET GROUP, INC. SEVERANCE BENEFIT PLAN

[Separately filed with the Securities and Exchange Commission]

ANNEX B

PROPRIETARY INFORMATION AND INVENTION AGREEMENT

PROPRIETARY INFORMATION AND INVENTION AGREEMENT (PIIA) CHR

As part of the consideration for my employment or my continued employment and the compensation now or hereafter paid to me, including, but not limited to, salary, bonus awards, or other type of compensation, I agree as follows:

1. Maintaining Confidential Company Information. I will not, during and after my employment with TriNet HR Corporation or any of its successors, subsidiaries, assigns, related companies and divisions (collectively, the “Company”), (i) directly or indirectly disclose to any person or entity, or use, except for the sole benefit of the Company, any of the Company’s confidential or proprietary information or trade secrets (collectively, “Company Information”) or (ii) publish or submit for publication, any article or book relating to the Company, its development projects, or other aspects of Company business, without the prior written permission from the Company’s Chief Legal Officer. By way of illustration and not limitation, Company Information shall include the Company’s trade secrets; research and development plans or projects; data and reports; computer materials such as software programs, instructions, source and object code, and printouts; products prospective products, inventions, developments, and discoveries; data compilations, development databases; business improvements; business plans (whether pursued or not); ideas; budgets; unpublished financial statements; licenses; pricing strategy and cost data; information regarding the skills and compensation of other employees of the Company; the personally identifying and protected health information of other employees of the Company, including worksite employees of TriNet customers; lists of current and potential customers of TriNet; strategies, forecasts and other marketing information and techniques; employment and recruiting strategies and processes; sales practices, strategies, methods, forecasts, compensation plans, and other sales information; investor information; and the identities of the Company’s suppliers, vendors, and contractors, and all information about those supplier, vendor and contractor relationships such as contact person(s), pricing and other terms. The definition of Company Information shall include both “know-how” (i.e., information about what works well) and “negative know-how” (i.e., information about what does not work well). I further acknowledge and recognize that all Company Information is confidential and proprietary, and shall remain the exclusive property of the Company. To the extent that I have any question as to whether something constitutes Company Information, I agree to obtain the express written permission of my manager before using or disclosing the information in any way. Notwithstanding the foregoing, I understand that the restrictions on my disclosure or use of Company Information described in this paragraph shall not limit in any way any right I may have to disclose or use information pursuant to the National Labor Relations Act (if I am a United States employee) or any other applicable law.

2. Third Party Information. I understand that the Company has in the past received, and in the future may receive from third parties, confidential or proprietary information (“Third Party Information”), subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after my employment with the Company, I will hold all Third Party Information received by me in the strictest confidence and will not disclose it to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use it, except in connection with my work for the Company.

3. No Improper Use of Information of Prior Employers and Others. During my employment with the Company, I will not improperly use or disclose any confidential information or trade secrets of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring on to Company premises or equipment any proprietary or confidential information or property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. For California employees only: I certify that I have read and completed the Limited Exclusion Notification attached as Exhibit A.

4. Return of Company Property. When I leave the employ of the Company, I will deliver to the Company (and will not keep in my possession, copy, recreate or deliver to anyone else in whole or in part) any and all items including but not limited to files, drawings, notes, notebooks, memoranda, specifications, records, business plans and forecasts, financial information, sales materials, customer and prospective customer lists, reports, programs, proposals, specifications computer-recorded information (including emails), tangible property (including but not limited to laptop/desktop computers, flash drives, CD-ROMs, cell phones, blackberries, tablets and other PDA devices), building entry/access cards, identification badges and keys, devices, and documents, together with all copies thereof (in whatever medium recorded) and any other property or material containing or disclosing Company Information or Third Party Information. I further agree that any property owned by the Company, wherever located, including disks and other storage media, computers, filing cabinets, desks/desk drawers, or lockers, is subject to inspection by Company personnel at any time during my employment and after, with or without notice.

5. No Conflicting Employment; Solicitation Restrictions. While employed by the Company, I will not, without the Company’s prior written consent, directly or indirectly engage in any employment, consulting, or other activity which creates or is likely to create an actual or a potential conflict of interest with my employment at the Company or conflict with any of my obligations under this Agreement. In addition, during any period in which I am employed by the Company and for a period of one year thereafter, I shall not directly or indirectly, for myself or on behalf of any other person or entity, in any manner or capacity whatsoever, solicit, approach, recruit, interview, offer to hire or attempt to hire, or in any manner endeavor to entice away any person who is employed by or associated with the Company as an employee, independent contractor or agent. Finally, during any period in which I am employed by the Company and for a period of one year thereafter, I shall not directly or indirectly, for myself or on behalf of any other person or entity, whether as an employee, owner, part-owner, shareholder, officer, director, trustee, partner, member, sole proprietor, consultant, agent, representative, or in any other manner or capacity whatsoever, use Company Information to attempt to call on, solicit or take away any clients or prospects of the Company except on behalf of the Company.

6. Ownership of Discoveries & Results and Proceeds. Any inventions (whether or not patentable), discoveries, designs, business methods, improvements or works of authorship made by me, alone or jointly with others, and all results and proceeds of my services to the Company ("Results and Proceeds”) at any time during my employment by the Company which are made, conceived, reduced to practice or learned by me in the course and scope of my employment or with the use of the Company’s time, property (whether tangible or intangible), materials or facilities, or relating to any subject matter with which my work for the Company is concerned, are hereby irrevocably and unconditionally assigned to the Company for its benefit and shall be the exclusive property of the Company. Any copyrightable subject matter included in the Results and Proceeds shall be “works made for hire” as that phrase is defined in the Copyright Act of 1976 (17 U.S.C. 101 et seq.). If it is ever determined that any Results and Proceeds cannot be considered “works made for hire” or otherwise cannot be fully assigned to the Company under applicable law, I hereby grant to Company in perpetuity and on an exclusive and irrevocable basis all worldwide rights of every kind and nature, whether now known or hereafter recognized, in and to such Results and Proceeds to the maximum extent permitted by applicable law. Without limitation of the foregoing, Company has the exclusive right to obtain and own all patents and copyright registrations with respect to such Results and Proceeds. Neither the expiration nor the termination of this Agreement shall affect the Company’s ownership of or rights in the Results and Proceeds or any intellectual property rights therein. To facilitate the determination of whether any invention, discovery, designs, business methods, improvement or work of authorship is properly transferable to the Company, I will promptly advise it of all inventions, discoveries, improvements or works of authorship made, conceived, reduced to practice or learned by me during the term of my employment and for six months after termination of my employment. I understand that my obligations under this paragraph 6 do not apply to any invention that qualifies fully as a non- assignable invention under Section 2870 of the California Labor Code, as explained in Exhibit A, or any law of any other jurisdiction of similar effect, in each case, to the extent applicable to my inventions. I have completed Exhibit B, which lists all inventions, improvements and other works (“Pre-existing Work”) that I have alone or jointly with others, conceived, developed, reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties. I hereby represent and warrant that there is no Pre-existing Work other than as set forth in Exhibit B. If Exhibit B is not completed, there is no Pre-existing Work for which I claim ownership. I agree that I will not incorporate any Pre-existing Work into any Company works without first obtaining the express, written approval of the Company in each case. To the extent that I incorporate any Pre-existing Work into any Company works, I hereby represent and warrant that I have all necessary rights and authority to do so and hereby grant to Company the perpetual, irrevocable, non-exclusive, worldwide, royalty-free and sublicensable right to use and exploit such Pre-existing Work for any and all purposes in connection with the Company's and its affiliates' and their respective successors' and assigns' current and future businesses. For Canadian employees only: I certify that I have read and completed the Acknowledgment and Waiver attached as Exhibit C.

7. Perfection and Enforcement of Proprietary Rights. I will assist the Company in every proper way at the Company's request and direction to obtain, perfect and enforce United States, Canadian and foreign patent, copyright, mask work and other intellectual property rights (“Proprietary Rights”) relating to Company Information and/or Results and Proceeds in any and all countries. Without limiting the generality of the foregoing, I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. My obligation to assist the Company pursuant to this paragraph 7 shall continue following the termination of my employment, but the Company shall compensate me at a reasonable rate to be determined by the Company consistent with its ordinary practices after my termination for the time actually spent by me at the Company’s request for such assistance. If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to obtain my signature for any document required by this paragraph 7, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such documents with the same legal force and effect as if originally executed by me, and I declare that this power of attorney shall be deemed to be coupled with an interest and irrevocable, and may be exercised during any subsequent legal incapacity

8. No Continued Employment; Exit Interview. I understand that my employment with the Company is at-will and that this Agreement does not confer any right of continued employment by the Company, and does not limit in any way the Company’s right or my right to terminate my employment at any time, with or without cause. In the event my employment with the Company terminates for any reason, I will, if requested, participate in an exit interview with the Company and reaffirm in writing my obligations as set forth in this Agreement. I agree to provide the Company with the name and address of my new employer, and consent to the Company’s notification to my new employer of my rights and obligations under this Agreement.

10. Legal and Equitable Remedies. I recognize that my violation of this Agreement exposes the Company to irreparable harm and that the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, and without prejudice to any other rights and remedies (including recovery of monetary damages) that the Company may have for a breach of this Agreement.

11. Entire Agreement. This Agreement sets forth the final, complete and exclusive agreement and understanding between the Company and me relating to the subject matter hereof and supersedes all prior agreements, promises, representations or inducements between the Company and me that concern the subject matter of this Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged.

12. Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad or partially invalid, illegal or unenforceable, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. I agree that a court may rewrite, revise, or edit this Agreement to make it enforceable.

13. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its successors and its assigns.

14. Survival. The provisions of this Agreement shall survive the termination of my employment, regardless of the reason for the termination, and the assignment of this Agreement by the Company to any successor in interest or other assignee.

15. Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

16. Change in Employment. I agree that any subsequent change in my duties, title, salary or compensation will not affect in any respect the validity, enforceability, or scope of this Agreement.

17. Governing Law.
If I am a United States employee, this Agreement will be governed by the laws of the State of California, without regard to conflicts of law principles. If I am a Canadian employee, this Agreement will be governed by the laws of the Province of Ontario and the federal laws of Canada applicable in that Province, without regard to conflicts of law principles.

I HAVE READ THIS AGREEMENT CAREFULLY, and completed Exhibit A and/or B if applicable. I UNDERSTAND and agree to ITS TERMS.

__/s/ Richard Beckert_____________________________    ___3/31/2017
RICHARD BECKERT        DATE